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As filed with the Securities and Exchange Commission on February 13, 2004

Registration No. 333__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	OMB APPROVAL OMB Number: 3235-0066 Expires: July 31, 2004 Estimated average burden hours per response: 12.00

VASO ACTIVE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in is charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	02-0670926 (I.R.S. Employer Identification No.)

99 Rosewood Drive, Suite 260,
Danvers, Massachusetts 01923
(Address of Principal Executive Offices)

MARKETING AGREEMENT
(Full title of the plan)

John J. Masiz
President/Chief Executive Officer
99 Rosewood Drive, Suite 260
Danvers, Massachusetts 01923
(978) 750-0090
(Name and address of agent for service)

Copies of all communications to:
 David A. Garbus, Esq.
Robinson & Cole LLP
One Boston Place
Boston, Massachusetts 02108
(617) 557-5900

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Class A common stock, $.0001 par value per share issuable upon exercise of Warrants(1)	25,000	$5.50	$137,500	$17.42

Class A common stock, $.0001 par value per share issuable upon exercise of Warrants(2)	25,000	$6.00	$150,000	$19.00

Class A common stock, $.0001 par value per share issuable upon exercise of Warrants(3)	25,000	$6.50	$162,500	$20.58

Total				$57.00

(1)
Represents 25,000 shares of Class A common stock to be issued upon the exercise of warrants at $5.50 per share.

(2)
Represents 25,000 shares of Class A common stock to be issued upon the exercise of warrants at $6.00 per share.

(3)
Represents 25,000 shares of Class A common stock to be issued upon the exercise of warrants at $6.50 per share.

EXPLANATORY NOTE

        On January 1, 2004, Vaso Active Pharmaceuticals, Inc. entered into a marketing agreement (the "Marketing Agreement") with Commotion, LLC and its founder, Greg Gorman, whereby Commotion and Mr. Gorman agreed to provide certain services to Vaso Active in connection the marketing, promotion and brand development of Vaso Active's products. Pursuant to the terms of this agreement and in consideration for the services rendered thereunder, Vaso Active agreed to pay monthly services fees and media commissions to Commotion and to issue the aggregate of 75,000, five-year warrants (collectively, the "Warrants") to Gorman. The Warrants were issued as of January 16, 2004 in the following three tranches, each exercisable immediately upon issuance:

(i)
Warrants to purchase up to 25,000 shares of the Class A common stock of the Company at an exercise price of $5.50 per share (an aggregate purchase price of $137,500);

(ii)
Warrants to purchase up to 25,000 shares of the Class A common stock of the Company at an exercise price of $6.00 per share (an aggregate purchase price of $150,000); and

(iii)
Warrants to purchase up to 25,000 shares of the Class A common stock of the Company at an exercise price of $6.50 per share (an aggregate purchase price of $162,500).

        This registration statement on Form S-8 registers the underlying Class A common shares of Vaso Active issuable upon exercise of the Warrants.

        In this Registration Statement, the terms "Vaso Active", "the Company", "the Registrant", "we", "our" and "us" refer to Vaso Active Pharmaceuticals, Inc., unless otherwise specified.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The Class A common stock of the Company issuable upon exercise of the Warrants is being registered by the Company on this Registration Statement. In addition, the following reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and pursuant to General Instruction C to Form S-8 and may be used in connection with reofferings and resales of the shares of Class A common stock of the Company that are issued upon exercise of the Warrants.

REOFFER PROSPECTUS

75,000 Shares

VASO ACTIVE PHARMACEUTICALS, INC.
75,000 SHARES OF CLASS A COMMON STOCK

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 75,000 shares of Class A common stock, par value $.0001 per share (each a "Share" and collectively, the "Shares") of Vaso Active Pharmaceuticals, Inc. (the "Company"), which may be acquired by the security holder described herein under the caption "Selling Security Holder" (the "Selling Security Holder") upon the exercise of certain warrants, dated as of January 16, 2004 (collectively, the "Warrants"), granted to the Selling Security Holder pursuant to a marketing agreement (the "Marketing Agreement"), dated as of January 1, 2004, by and between the Company, Commotion, LLC and Greg Gorman. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holder made hereunder, although the Company will receive the exercise price in cash upon the exercise of the Warrants by the Selling Security Holder.

        The Company has been advised by the Selling Security Holder that he may sell all or a portion of the Shares offered hereby from time to time on the Nasdaq Small Cap Market, on the Boston Stock Exchange, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will pay all costs, expenses and fees incurred in connection with the registration of such Shares. The Selling Security Holder will pay any brokerage fees or commissions relating to the sale of any Shares offered hereunder. See "Plan of Resale."

        The Class A common stock of the Company is listed on Nasdaq Small Cap Market under the symbol "VAPH" and on the Boston Stock Exchange under the symbol "VZO." The last reported sale price of the Class A common stock of the Company on the Nasdaq Small Cap Market on February 12, 2004 was $15.22 per share.

        INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISK FACTORS RELATING TO THE COMPANY. SEE "RISK FACTORS" ON PAGE 6.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 13, 2004.

        In this prospectus, the terms "Vaso Active", "we", "our", "the Company" and "us" refer to Vaso Active Pharmaceuticals, Inc. unless otherwise specified. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this is delivered or when any sale of our Class A common stock occurs. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation.

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically with the Commission by the Company. The Company's Class A common stock is listed for trading on the Nasdaq Small Cap Market and the Boston Stock Exchange.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus constitutes a part of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and its Shares. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

        The Company incorporates by reference into this prospectus the following documents previously filed with the Commission:

(a)
Our effective Registration Statement on Form SB-2 (SEC File No. 333-106785);

(b)
Our effective Post Effective Amendment to Registration Statement (SEC File No. 333-111039); and

(c)
All other documents, reports and amendments filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the date on which this offering is completed or terminated shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

        The Company will provide copies of any filings referenced to above (excluding exhibits), at no cost, to anyone to whom this prospectus is delivered upon a written or oral request. Requests should be directed to Vaso Active Pharmaceuticals, Inc., 99 Rosewood Drive, Suite 260, Danvers, Massachusetts 01923, telephone number (978) 750-0090.

THE COMPANY

        We are an early-stage company focused on commercializing, marketing and selling over-the-counter, or OTC, pharmaceutical products, with a particular focus on drugs that incorporate transdermal delivery technology. We began our operations in January 2001 as a division of BioChemics, Inc., a biopharmaceutical company focused on the development of transdermal drug delivery systems. In January 2003, we were formed as an independent subsidiary of BioChemics to further commercialize our OTC products and further develop our OTC product candidates, although BioChemics continues to provide us with administrative support services, manufacturing and development services and technology licenses. By becoming a subsidiary of BioChemics, as opposed to continuing as a BioChemics division, we have facilitated our ability to obtain independent financing for our operations and reduced our exposure to the potential liabilities inherent in the development and manufacturing of pharmaceutical products.

        BioChemics currently holds patents for the Vaso Active Lipid Encapsulated transdermal drug delivery system. We refer to this as "VALE technology". VALE technology can be thought of as a "liquid needle", given its ability to introduce drugs into the bloodstream in an efficient and highly effective manner. We believe that the VALE technology provides an efficient, predictable and reliable transdermal drug delivery system that eliminates the need for a patch and allows for the efficient and effective delivery of a myriad of drugs that could not otherwise be effectively delivered using existing transdermal drug delivery technology.

        We have an exclusive, worldwide license to use and practice the VALE technology in the development, marketing and sale of products in the OTC pharmaceutical market. We do not currently, nor do we intend to, participate in the manufacturing of, nor conduct any research and development with respect to, any of our products or product candidates. We have an agreement with BioChemics with respect to the ongoing manufacturing and development of our products and product candidates. Under this agreement, BioChemics researches, develops and manufactures products for us pursuant to specific purchase orders submitted by us from time to time. BioChemics charges us a development and manufacturing fee. We then market, commercialize, distribute and sell these products.

RISK FACTORS

        PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN WHEN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

WE HAVE NOT YET ATTAINED PROFITABILITY.

        We have not yet been profitable and we may not achieve profitability in the foreseeable future, if at all. Our ability to generate profits in the future will depend on a number of factors, including:

  •
  start-up costs relating to the commercialization, sale and marketing of our products;

  •
  costs of acquiring product candidates;

  •
  general and administrative costs relating to our operations;

  •
  increases in our research and development costs; and

  •
  charges related to purchases of technology or other assets.

        At September 30, 2003, we had an accumulated deficit of approximately $349,951 and a working capital deficiency in the same approximate amount. Management's best estimate of the cumulative deficit at December 31, 2003 is approximately $1.1 million. This estimate is preliminary and is based on unaudited internal financial statements.

USE OF PROCEEDS

        We will receive no proceeds from the sale of Shares made by the Selling Security Holder hereunder. We will receive the exercise price in cash upon the exercise of the Warrants by the Selling Security Holder, which we will use for general corporate purposes.

SELLING SECURITY HOLDER

        The shares to which this prospectus relates are being registered for resale by the Selling Security Holder. The Selling Security Holder is Greg Gorman. Mr. Gorman is the founder, president and sole manager of Commotion, LLC, a Colorado-based marketing and consulting company. Pursuant to our Marketing Agreement with Commotion, LLC and Mr. Gorman, dated as of January 1, 2004, Commotion, LLC and Mr. Gorman have agreed to provide certain consulting services to us. In consideration for personal services to be rendered by Mr. Gorman to us under the Marketing Agreement, we issued to Mr. Gorman warrants to purchase up to 75,000 shares of our Class A common stock. These warrants are issued under the following three warrant agreements, all dated as of January 16, 2004:

        (i)    Agreement granting warrants to purchase up to 25,000 shares of the Class A common stock of the Company at an exercise price of $5.50 per share (an aggregate purchase price of $137,500);

        (ii)   Agreement granting warrants to purchase up to 25,000 shares of the Class A common stock of the Company at an exercise price of $6.00 per share (an aggregate purchase price of $150,000); and

        (iii)  Agreement granting warrants to purchase up to 25,000 shares of the Class A common stock of the Company at an exercise price of $6.50 per share (an aggregate purchase price of $162,500).

        All of the warrants issued pursuant to these warrant agreements are exercisable immediately.

        The table below sets forth, based upon information available to us as of February 12, 2004, the number of shares of Class A common stock beneficially owned by the Selling Security Holder, the number of shares of Class A common stock registered by this prospectus and the number and percent of Class A common stock that will be owned by the Selling Security Holder after the sale of all of the shares of Class A common stock registered under this prospectus and all other currently effective prospectuses. The information with respect to ownership after the offering assumes the sale of all of shares of Class A common stock offered hereunder and no purchases of additional shares.

Name	Number of Shares of Class A Common Stock Owned Prior to the Offering	Number of Shares of Class A Common Stock Which May be Offered	Number of Shares of Class A Common Stock Owned After the Offering(1)
			Number	Percent
Greg Gorman	75,000	75,000	0	0%

(1)
Assumes that all shares offered hereby are sold.

PLAN OF RESALE

        The Company has been advised by the Selling Security Holder that he may sell all or a portion of the Shares offered hereby from time to time on the Nasdaq Small Cap Market or the Boston Stock Exchange, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Selling Security Holder may resell all, a portion or none of the Shares from time to time as he has advised.

        The Company will receive no proceeds from the sale of the Shares by the Selling Security Holder made hereunder. The Company will receive the exercise price in cash upon the exercise of the Warrants by the Selling Security Holder.

        There is no assurance that the Selling Security Holder will sell any or all of the Shares offered by him.

LEGAL MATTERS

        The validity of the Shares offered hereby will be passed upon by Robinson & Cole LLP, One Boston Place, Boston, Massachusetts 02108, counsel to the Company.

EXPERTS

        Our consolidated financial statements and financial statement schedules of the Company incorporated by reference in this prospectus have bene incorporated herein in reliance on the report of Stowe & Degon, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents that we have previously filed with the Commission are incorporated herein by reference:

  (a)
  Our effective Registration Statement on Form SB-2 (SEC File No. 333-106785);

  (b)
  Our effective Post Effective Amendment to Registration Statement (SEC File No. 333-111039); and

  (c)
  All other documents, reports and amendments filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the date on which this offering is completed or terminated shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

        Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        You may request a copy of any filings referenced to above (excluding exhibits), at no cost, by contacting us at the following address:

  Vaso Active Pharmaceuticals, Inc.
  99 Rosewood Drive, Suite 260
  Danvers, Massachusetts 01923
  (978) 750-0090

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL"), under which the Company is organized, empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

        Our certificate of incorporation and our by-laws provide that its directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that its directors will not be personally liable for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

        We maintain liability insurance coverage for our officers and directors that will insure against liabilities that directors or officers of the Company may incur in such capacities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1	Form of Marketing Agreement, dated January 16, 2004, by and between Vaso Active Pharmaceuticals, Inc., Commotion, LLC and Greg Gorman.
4.2
Form of Warrant Agreement with Greg Gorman, dated January 16, 2004, for the purchase of up to 25,000 shares of the Class A common stock of Vaso Active Pharmaceuticals, Inc. for the aggregate amount of $137,500.
4.3
Form of Warrant Agreement with Greg Gorman, dated January 16, 2004, for the purchase of up to 25,000 shares of the Class A common stock of Vaso Active Pharmaceuticals, Inc. for the aggregate amount of $150,000.
4.4
Form of Warrant Agreement with Greg Gorman, dated January 16, 2004, for the purchase of up to 25,000 shares of the Class A common stock of Vaso Active Pharmaceuticals, Inc. for the aggregate amount of $162,500.
5.1	Opinion of Robinson & Cole LLP dated February 13, 2004.
23.1	Consent of Robinson & Cole LLP (included in Exhibit 5.1).
23.2	Consent of Stowe & Degon dated February 13, 2004.
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 13, 2004.

VASO ACTIVE PHARMACEUTICALS, INC.
By:	/s/ JOHN J. MASIZ John J. Masiz President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Masiz as our true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ JOHN J. MASIZ John J. Masiz	President, Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2004
/s/ JOSEPH FRATTAROLI Joseph Frattaroli	Chief Financial Officer and Secretary (Principal Financial and Principal Accounting Officer)	February 13, 2004
/s/ STEPHEN G. CARTER Stephen G. Carter, Ph.D.	Chief Scientific Officer and Director	February 13, 2004
/s/ BRUCE A. SHEAR Bruce A. Shear	Director	February 13, 2004
/s/ BRIAN J. STRASNICK Brian J. Strasnick, Ph.D.	Director	February 13, 2004

/s/ ROBERT E. ANDERSON Robert E. Anderson	Director	February 13, 2004
/s/ GARY FROMM Gary Fromm, Ph.D.	Director	February 13, 2004
/s/ WILLIAM P. ADAMS William P. Adams, M.D.	Director	February 13, 2004

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
REOFFER PROSPECTUS
TABLE OF CONTENTS
AVAILABLE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITY HOLDER
PLAN OF RESALE
LEGAL MATTERS
EXPERTS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY